As filed with the Securities and Exchange Commission on July 7, 2009.

Registration No. 333-[      ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

CHINA MASS MEDIA CORP.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant's name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6th Floor, Tower B, Corporate Square, 35 Finance Street
Xicheng District, Beijing 100140
People’s Republic of China
(86-10) 8809-1099
(Address of principal executive offices, including zip code)

2008 EQUITY INCENTIVE PLAN

(Full title of the plans)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value US$0.001 per share	19,858,500 (3) 44,469,000 (4)	US $0.0726 (5) US $0.17 (6)	US $1,441,727.10 US $7,559,730.00 US $9,001,457.10	US $80.45 US $421.83 US $502.28

(1)
Ordinary shares, par value US$0.001 per share (the “Shares”) are traded in the United States in the form of American Depository Shares (“ADSs”).  Each ADS represents 30 Shares on deposit with Citibank, N.A., as depositary bank (the “Depositary”), and is evidenced by an American Depositary Receipt (an “ADR”) issued by the Depositary.  A separate Registration Statement on Form F-6 (File No. 333-152416) has been filed for the registration of the ADSs.

(2)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such number of additional Shares that may become available for purchase pursuant to the 2008 Equity Incentive Plan (the “Plan”) in the event of certain changes in the outstanding Shares, including mergers, stock dividends, stock splits and reverse stock splits.

(3)	Represents an aggregate of 19,858,500 Shares available for issuance pursuant to currently outstanding options under the Plan.
(4)
Represents an aggregate of 44,469,000 shares available for future issuance under the Plan, which represents the balance of 30,141,500 Shares initially authorized for future issuance under the Plan plus an annual increase for 2009.  The Plan provides that an additional number of Shares will automatically be added to the Shares authorized for issuance under the Plan on the first day of the Registrant’s fiscal year, beginning with the Registrant’s 2009 fiscal year.  The number of Shares added each fiscal year will be equal to two percent (2%) of the Registrant’s outstanding Shares on such day of the fiscal year, or such lesser amount as the Registrant’s board of directors may determine.

(5)
Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for the 19,858,500 Shares available for issuance under the Plan pursuant to currently outstanding options are based on the per share weighted average exercise price of the options.

(6)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of determining the registration fee.  Estimated based upon the average high and low prices of the Registrant’s ADRs, reported on the NYSE Arca Exchange on July 1, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this registration statement on Form S-8 (this “Registration Statement”) by reference:

(a)  The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008, filed on June 30, 2009 (File No. 001-34132);

(b)  The description of the Registrant’s Shares and ADSs contained in its Registration Statement on Form F-1 (File No. 333-152305), filed on July 11, 2008 with the Commission, including the amendments on Form F-1/A filed on July 23, 2008, July 29, 2008 and August 1, 2008; and

(c)  The description of the Registrant’s Shares and ADSs contained in the Registration Statement on Form F-6 (File No. 333-152416) filed on July 23, 2008 with the Commission, including the amendments on Form F-6/A filed on August 1, 2008.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  The Registrant’s articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud or default.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on the 7th day of July, 2009.

CHINA MASS MEDIA CORP.

By:	/s/ Shengcheng Wang
	Name:	Shengcheng Wang
	Title:	Chairman & Chief Executive Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of China Mass Media Corp., has signed this registration statement or amendment thereto in New York on July 7, 2009.

Law Debenture Corporate Services Inc.

By:	/s/ Kate Ledyard
	Name:	Kate Ledyard
	Title:	Manager

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Mr. Shengcheng Wang and Mr. Eric Wang Lam Cheung as such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments and supplements, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the 7th day of July, 2009.

Signature	Capacity

/s/ Shengcheng Wang	Chairman of the Board and Chief Executive Officer
Shengcheng Wang

/s/ Julie Zhili Sun	Director
Julie Zhili Sun

/s/ Haiyan Xing	Director
Haiyan Xing

/s/ Jianmin Qu	Director
Jianmin Qu

/s/ Xingzhao Liu	Director
Xingzhao Liu

/s/ Kun Allen Chien	Director
Kun Allen Chien

/s/ Eric Wang Lam Cheung	Chief Financial Officer (principal financial and accounting officer)
Eric Wang Lam Cheung

EXHIBIT INDEX

Number	Title of Exhibit

4.1
Third Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 filed with the SEC on July 11, 2008 (File no. 333-152305)).

4.2	Registrant’s form of American Depositary Receipt (included in Exhibit 4.4).

4.3
Registrant’s Specimen Certificate for ordinary shares (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-1 filed with the SEC on July 11, 2008 (File no. 333-152305)).

4.4
Form of Deposit Agreement, among the Registrant, Citibank, N.A., as depositary, and owners and holders of the American Depositary Shares (incorporated by reference to Exhibit (a) to the Registrant’s Registration Statement on Form F-6 filed with the SEC on August 1, 2008 (File no. 333-152416).

4.5	2008 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 filed with the SEC on July 11, 2008 (File no. 333-152305)).

*5.1	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the validity of the ordinary shares being registered.

*23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an Independent Registered Public Accounting Firm.

*23.2	Consent of Maples and Calder (contained in opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (contained in the signature page of the Registration Statement).

*  Filed herewith.